Exhibit 99.1

2012-09

              Contact:     Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ELECTS JAMES T. HACKETT TO BOARD OF DIRECTORS

HOUSTON (August 3, 2012) -- Cameron has elected James T. Hackett to the Company’s Board of Directors, effective August 2, 2012.
Hackett, 58, is currently Executive Chairman of Anadarko Petroleum Corporation (NYSE:APC). Previously he served as Chairman, President and Chief Executive Officer during his nine year tenure at Anadarko. Prior to this Hackett was President and Chief Operating Officer of Devon Energy Corporation and Chairman, President and Chief Executive Officer of Ocean Energy, Inc. In addition, he has held senior executive roles at Duke Energy Corporation and NGC Corporation. Hackett holds an M.B.A. from Harvard University, as well as a B.S. degree from the University of Illinois. He has served on the boards of the American Petroleum Institute and the Business Roundtable, as well as the Federal Reserve Bank of Dallas, where he was Chairman.
Cameron Chairman and Chief Executive Officer Jack B. Moore said, “We are pleased to welcome Jim Hackett to Cameron’s board.  His knowledge of the global energy markets and his history of leadership in world-class organizations will prove valuable to Cameron and its shareholders.”
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com